Exhibit 99.2

WILLBROS GROUP, INC.
Moderator: Mike Collier
08-07-08/8:00 a.m. CT
Confirmation # 9843760

WILLBROS GROUP, INC.

Moderator: Mike Collier
August 7, 2008
8:00 a.m. CT

Operator:
Good morning, ladies and gentlemen, welcome to the Willbros Group Incorporated second quarter 2008 earnings conference call. Just a reminder, today’s conference is being recorded.

I would now like to turn the conference over to Mr. Mike Collier, Vice President of Investor Relations. Please go ahead, sir.

Mike Collier:
Good morning everyone; welcome to the Willbros group conference call.

Today’s Willbros management participants are Randy Harl, President and Chief Executive Officer. Van Welch, Chief Financial Officer. John Allcorn, Executive Vice President and myself.

This conference call is being broadcast live over the internet and is also being recorded. An archive of the webcast will be available shortly after the call on our Web site Willbros.com and will be accessible for 12 months. A replay will also be available through the phone number provided by the company in last night’s press release.

Information reported on this call speaks only as of today, August 7th 2008, and therefore you are advised that time sensitive information may no longer be accurate at the time of any replay. Our comments today contain forward-looking statements. All statements other than statements of historical facts which address activities events or developments the company expects or anticipates will or may occur in the future are forward-looking statements. A number of risks and uncertainties could cause actual results to different materially from these statements. These risk factors are described in the company’s documents and reports filed with the SEC. The company assumes no obligation to update publicly such forward-looking statements whether as a result of new information future events or otherwise.

WILLBROS GROUP, INC.
Moderator: Mike Collier
08-07-08/8:00 a.m. CT
Confirmation # 9843760

This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release of August 6th and on our Web site.

Now I will turn the conference over to Randy Harl, President and Chief Executive Officer.

Randy Harl:
Good morning everyone and thank you for joining us. Our second quarter results are another indication of the benefits we are seeing on the resolution of many issues which affected the company’s performance in past years and the changes we have implemented to manage the business more effectively and efficiently.

We had expected some weakness in the second quarter with the spring break up in Canada. And revenue for the company was down $24 million from $492 million in the first quarter to about $468 million in the second quarter. However our improved risk profile, much improved project execution and a seasonal upturn in our down stream segment enabled us to achieve financial results superior to the first quarter. We have focused on execution and believe; we are seeing indications of the earnings potential of our business model.

Before Van discusses our second quarter financial results, I would like to touch on a few topics. With regard to utilization of our U.S. mainline pipeline construction resources, I can report that we were able to obtain work to completely fill the summer schedule for those resources and expect to see full practical utilization of our U.S. pipeline construction resources for the remainder of 2008 and into the first quarter of 2009.

WILLBROS GROUP, INC.
Moderator: Mike Collier
08-07-08/8:00 a.m. CT
Confirmation # 9843760

Our strategy to grow our facilities business continues to be successful and we are optimistic that we will see continued expansion of this growth opportunity. We recently doubled the size of our construction equipment yard, signed a three year lease on a fabrication facility in Houston and have secured contracts for our upstream segment.

We are currently working to cross utilize these facilities to further expand and to further expand InServ’s downstream operations in the Gulf Coast region. The InServ integration is progressing well and our strategy to introduce and serve into Canada is bearing fruit. InServ is balanced service offering in addition to its focus on heavy crude upgrading projects, mitigate some of the risks in this industry. Downstreams, primarily InServ’s, better than expected performance in the second quarter, resulted from superior execution on three projects in three separate units of their service offerings. The outlook for downstream segment remains strong despite the expected short term impacts from the cost pressures on refinery margins. With InServ’s diversity and our strategic efforts to expand its geographic footprint, we are confident that we will meet our expectations going forward.

Our Canadian pipeline construction unit, which had seasonally low revenue for this quarter, now has under contract significant new work for Enbridge which begins this month and will keep them fully utilized until March 2009. As we anticipated, the market for pipeline construction in Canada is strengthening and these new contracts reflect the better terms and conditions that we had expected to see develop in this market. And finally we continue to generate cash from our operations during the quarter. As you can see, our second quarter, even with lower revenues, benefited from excellent execution and improved contract terms.

WILLBROS GROUP, INC.
Moderator: Mike Collier
08-07-08/8:00 a.m. CT
Confirmation # 9843760

It now appears that the third quarter might be the softest period for us this year as our upstream U.S. pipeline construction unit will be transitioning from the SESH project to the Mid Continent Express project and our Downstream segment, which has less visibility than Upstream, confronts a more uncertain services market in the refining sector. However, as we ramp up to the full utilization of our three big inch spreads in the U.S. in the fourth quarter, we should see the full benefit of our additional upstream capacity. I want to emphasize again the opportunities we believe lie before us.

We have recently re-evaluated the demand for large diameter pipeline construction services in the U.S. and our analysis indicates that the supply side of the market will remain tight with peak demand reaching more than twice the current industry capacity in early 2010. Remember that in addition to our large diameter pipeline capacity, we have personnel and equipment dedicated to maintenance and repair projects and to construction of smaller diameter pipeline projects. This market remains equally robust and we see similar opportunities in the Canadian pipeline construction business.

In the past, we told you about growth opportunities beyond our pipeline construction market which include increasing our pipeline related facilities presence, leveraging our EPC service offering, growing our pipeline “manage and maintain” business, expanding our downstream capabilities and our geographic presence. Our strategy to expand our international operations continues to develop as expected.

As I mentioned in the last call, we have relocated our Vice President of International Operations to Muscat, Oman and we continue to pursue selective opportunities with our traditional clients in the Middle East and in North Africa. With this renewed focus on international business. We expect our international operations to generate additional revenue during 2009. Market demand for all our services continues to be robust and we continue to believe the future for Willbros is a very positive one with attractive growth opportunities. We expect to continue to achieve progress towards these strategic objectives and we now have the financial stability to pursue them with vigor. We will continue to position the company, to leverage its strengths and convert opportunities to generate the best returns for our shareholders.

WILLBROS GROUP, INC.
Moderator: Mike Collier
08-07-08/8:00 a.m. CT
Confirmation # 9843760

Now Van will discuss our second quarter 2008 results.

Van Welch:
Thanks, Randy. Yesterday, we reported that we continue to improve our financial performance by again reporting strong quarterly earnings in revenue.

Continuing operations, we reported net income of $20.1 million or $0.49 per diluted share compared to a loss of $40.4 million or $1.47 per diluted share in the second quarter of last year and net income of 19.1 million or $0.46 per diluted share in the first quarter of this year. Including, discontinued operations, we reported net income of $19.3 million or $0.47 per diluted share for the 2008 second quarter. This is significant improvement compared to the net loss of $44.2 million or $1.61 per diluted share in the second quarter of last year.

Now I will discuss the financial results for our continued operations. The second quarter of 2008, we reported revenue from continuing operations of $467.7 million almost three times the second quarter of 2007 revenue. Compared to the revenue of the first quarter of this year, the revenue was down by about five percent.

Remember that our Canadian mainland pipeline construction unit was essentially idle in the second quarter due to the spring break up. The strong revenue growth over the second quarter last year is primarily due to high utilization of our large diameter construction capacity in the U.S. and from the addition of the downstream services unit, InServ, which was acquired in late November last year. Even with a decrease of $24 million from the first quarter of this year, operating income of $35.9 million for the second quarter of 2008 was slightly more than that reported in the first quarter of this year.

WILLBROS GROUP, INC.
Moderator: Mike Collier
08-07-08/8:00 a.m. CT
Confirmation # 9843760

In the second quarter of 2007, we reported an operating loss of $22.9 million which included $24 million associated with government fines. Next, I would discuss the financial results for each of our operating segments starting with Upstream. In our Upstream oil and gas segment we reported an operating income of $17.6 million on revenue of $296.3 million for the second quarter of 2008. This compares to operating income of $23.2 million on revenues and $343.3million for the first quarter of 2008 and an operating loss of $572,000 on revenues of $114 million for the second quarter of last year. The decline in operating income compared to the first quarter of 2008 is primarily attributable to spring break up in Canada.

As Randy indicated, our Canadian pipeline business has now returned to normal levels of operations. Significant improvement in operating income compared to the second quarter of 2007 results from the high utilization of the U.S. pipeline construction capacity, and lower exposure to project cost escalation due to the high percentage of costs for reimbursable contracts. While our fee was protected by our favorable cost plus fixed fee contract terms on our large SESH project, as we discussed last quarter, harsh weather impacted our contract margins as a percent of revenue for this project. The SESH project is scheduled to be complete during the third quarter.

Our downstream segment reported $11.1 million of operating income from $112 million of revenue. The seasonal nature of our downstream operations generally causes lower first quarter results and we realized the seasonal uptick we anticipated in the second quarter. Additionally, this segment is bearing the amortization charges associated with customer relationships and backlog intangibles resulting from the InServ acquisition.

Amortization expense for these items in the second quarter was $2.6 million. We anticipate that these charges will continue to be approximately $2.6 million per quarter through the second quarter of 2009. Thereafter, amortization expense for these items will be approximately $800,000 per quarter for the duration of the amortization period. The outlook for our Downstream segment remains strong despite expected short term impacts from the cost pressures on refining margins. Second quarter 2008 results from our engineering segment continue to be strong with operating income of $7.2 million from revenue of $59.2 million. We expect engineering to continue to sustain strong operating margins for the reminder of the year.

WILLBROS GROUP, INC.
Moderator: Mike Collier
08-07-08/8:00 a.m. CT
Confirmation # 9843760

G&A costs were $28.4 million, or 6.1 percent of revenue in the second quarter of 2008 and we’re essentially flat when compared to G&A cost in the first quarter of this year. G&A cost were $13.8 million, are 8.8 percent of revenue in the second quarter of 2007. We remain focused on continuous improvement to our business processes, systems and resources.

With respect to the financial results for our discontinued operations, the net loss in the second quarter of 2008 was $736,000.

I will now discuss our liquidity, which continued to improve during the second quarter of this year. We expect positive cash flow from operations to continue through out 2008 and expect our cash on hand, together with our expected future cash flows from our continuing operations, to be sufficient to finance working capital and capital expenditures.

During the first six months of 2008, we acquired $31.6 million of capital equipment to support our existing back log and to increase our main line pipe line construction capacity. We are now purchasing most of our capital equipment with cash. Our remaining approved capital budget for 2008 is approximately $31.4 million.

Now turning to back log. Back log from continuing operations at June 30, 2008 was $1.3 billion, slightly more than at March 31st, 2008. We continue to have over 90 percent of our back log in North America, with 79 percent of it cost reimbursable. We remain highly confident that our back log will grow in this robust environment.

WILLBROS GROUP, INC.
Moderator: Mike Collier
08-07-08/8:00 a.m. CT
Confirmation # 9843760

Finally, I will now discuss annual guidance for 2008. Cost pressures in the refining industry have caused us to take a more conservative view of our Downstream segment for the remainder of the year. However, we are reiterating our revenue guidance for 2008 to be in the range of $1.8 to $2 billion. We expect G&A to be in the range of five to seven percent of revenue. Based on an average (diluted) share count of approximately 44.5 million, we are raising our annual earnings per share guidance to a range of $1.75 to $2 per (diluted) share. We continue to expect that our effective tax rate will be approximately 42 percent for reporting purposes for the reminder of the year. Now, we will take your questions.

Operator:	Operator Instructions. We’ll take our first question from Jamie Cook.

Jamie Cook:
Good morning. Congratulations. My first question, can you guys just give a little color. You talked about the three projects within a down stream business that helped you know, the good execution and closing (amount) helped the margins. Can you give us how much that actually contributed to the operating profit for the down stream business in the second quarter?

Van Welch:
Well Jamie, they certainly had, they performed at the very high end of what our expectations were. Certainly did a much higher margin return than what we had originally anticipated. I don’t have the exact dollar amount associated with that but I can get it for you after the call.

Jamie Cook:
OK. Well then can you just help me? I’m just trying to think about how I should view the down stream margins on a normalized basis given what we saw in the second quarter? You know, I guess for the back half of the year.

Van Welch:
I think if you look, if you look at the down stream margins for the quarter and looking at the operating margins, they were just under 10 percent for the quarter. They’re going to be about 7.3 percent for those operating margins. We can expect certainly that to be more toward the lower end of that range that I just gave you.

WILLBROS GROUP, INC.
Moderator: Mike Collier
08-07-08/8:00 a.m. CT
Confirmation # 9843760

Jamie Cook:
OK. And then can you - I mean, you guys mentioned several times, several times during your prepared comments about sort of the slow down on the refining side and its, you guys are taking a more conservative approach to your guidance for that reason. Can you just sort of quantify how that’s impacting your guidance and what exactly you’re hearing from your customers in terms of their spending patterns?

Van Welch:
In terms of impacting the guidance, let me just give you a little bit more color. In - by segment. I mean, if you look at the up stream, I mean, year to date, I think we had about $641 million worth of revenue year to date in Upstream. I think you can expect the latter half of the year on that to trend up wards. Mainly because of the reason that Randy talked about with us. Starting the (Kinder Morgan) contract and the MidContinent Express. So that trend is going to be up a little bit. The $193 million that, that’s the year to date revenue in down stream. And we had an excellent quarter of $112 million, I mentioned earlier, in the second quarter. We can certainly expect that to trend down wards.

From a margin perspective; you can look at it somewhat the same way. I think the up stream margins should trend probably slightly up wards and the down stream margins down ward.

Randy Harl:
I think, Jamie, that the way to think about this is that there’s some uncertainty associated with those down stream, with the down stream revenue and the margins, and it’s really, we’ve seen a couple of turn around get shifted you know, quarter to quarter. So we’ve seen some movement and as you see these cost pressures come on the refiners. You know, they’re looking for ways to cut their expenses. And we’re not sure at this point how much impact that’s going to have, but it will have some probably. Now the good thing about with the way InServ’s business model is structured, is we have a lot of elements that really aren’t impacted.

WILLBROS GROUP, INC.
Moderator: Mike Collier
08-07-08/8:00 a.m. CT
Confirmation # 9843760

Our manufacturing segments remain strong out through the end of the year. Tank construction continues to be strong both on the repair side as well as on the new tank side. The heater business continues to grow. So we’re basically seeing it and really the turn around and the filed services part of our business. But I got to say, we have prospects. They are on our radar screen out there that could go ahead and fill that in, and not be impacted. So we’re just letting you know that we’re concerned about what’s going on in the refining market place but you know, we still have a very good chance to have a great year.

Jamie Cook:
And then just one last follow up and I’m doing this math quickly coz we just got your guidance but you know, your raising your guidance $0.05 on each end but you’re also assuming a lower share count I think of 44.5 versus 46. Aren’t you just, I mean, your raise is really just a lower share count or am I just misinterpreting that?

Van Welch:	You’re interpreting that correct Jamie. We took into account the share account when we looked at our model and our forecast going forward. You got, you’re exactly thinking about it the right way.

Jamie Cook:	OK. And just the conservatism is the slow down on the refining side?

Male:	That’s correct.

Jamie Cook:	OK. Thanks.

Operator:	Thank you. We’ll take our next question from Steven Fisher with UBS.

Steven Fisher:
What did you just talk about the Canadian projects that you just booked from a contracting perspective? It sounds like the terms and conditions are pretty favorable. How do they compare to the terms and conditions you have in the U.S. market? Are they exactly the same and what kind of risks might you be taking there?

WILLBROS GROUP, INC.
Moderator: Mike Collier
08-07-08/8:00 a.m. CT
Confirmation # 9843760

Randy Harl:
Well, Steven, the - that Canadian market has traditionally been a lump some kind of market. And so we’re seeing some hybrid contracts that you know make us responsible for some things that are in our control and give us relief on things like weather and other kinds of escalations that, that aren’t. And so the Canadian contracting terms that we’re seeing are shifting. No, more than shift, are moving very quickly towards the same kinds of terms and conditions that we’ve been able to enjoy in the U.S. So from a risk stand point, it’s much, much less than it’s ever been.

Steven Fisher:	And then there was a project in Canada you had some trouble with at the end of last year. The issue that you had there, I mean, is that something that’s protected under this under these contracts?

Randy Harl:	Well that project was lump sum, you know. So I think you got to think about this totally different - this is the other end of the spectrum.

Steven Fisher:	OK that’s helpful. And then in terms of steel prices can you just discuss how they’re affecting your customers and your projects. Are you specifically taking on any risk related to steel?

Randy Harl:
Well mean I think that you know it’s impossible for us to really take on risk associated with the escalation of steel prices. No doubt you know our customers are seeing the effect of these increases you know they’ve continued to drive up the cost of especially these pipeline projects that you know 30 or 40 percent of the cost is related to the line pipe and other things that have steel in them. So definitely that pressure is being seen but the other side of it is the value of what’s inside those pipes has continued to go up and these projects remain viable even with these escalations that were seeing

WILLBROS GROUP, INC.
Moderator: Mike Collier
08-07-08/8:00 a.m. CT
Confirmation # 9843760

Steven Fisher:
Great, and then lastly I think you had in the in the quarter a win on ethanol storage tanks for BP. Can you just talk about that opportunity? Is that something that could be material for you guys going forward? Is that a big business that you could grow and how big could it be?

Randy Harl:
Well I mean you know in terms of its scale just trying to associate us with ethanol. You know it is a step into that market place. I think the most important part of that is that it demonstrates the value of our business model in that, that project or series of projects, actually it’s a little less than 20 different sites that we’re working at, brings in you know several of our businesses. It results from an alliance contract that we have with BP in our engineering business and we would have normally had the engineering, procurement, construction our management or construction under that prime agreement but since we now have InServ. Now have a much bigger presence in facilities construction, we were able to bring together all of those different businesses to do something for BP that we couldn’t do before. You know we’re now working on the second phase of that but, I think it just reinforces the reason that we wanted to grow some of these other things that I’ve talked about earlier.

Steven Fisher:	OK thanks a lot.

Randy Harl:	Welcome.

Operator:	Thank you; we’ll take our next question from Martin Malloy with Johnson Rice.

Martin Malloy:	Good morning, congratulations on the quarter.

Randy Harl:	Thanks, Marty.

WILLBROS GROUP, INC.
Moderator: Mike Collier
08-07-08/8:00 a.m. CT
Confirmation # 9843760

Martin Malloy:
Could you talk a little bit about the timing of when we can expect to see some backlog additions and related to that is the strong performance from the engineering segment, should we view that as a leading indicator for future work for the upstream?

Randy Harl:
I think, to answer the second question, absolutely. You know we continue to be booked out in the engineering business with many projects that could either turn into an EPC or into a construction opportunity for our construction forces. So it is a leading indicator and it’s very strong. We’re not seeing any softening in that leading indicator. With regard to what books up now behind MidContinent Express we have a number of things that we’ve been working on for the past several months. And you know we believe in the not too distant future you know we should be able to bring those projects under contract.

Given the robust nature of the market place we have many opportunities to fill that in and we have been moving ahead cautiously, making sure that we absolutely get the right project that fits us, and that fits with the next projects that come behind that. But we are very optimistic Marty that we will soon fill up the capacity that we have for 2009. We announced the MidContinent Express goes well into the first quarter.

You know, we’re still looking at the schedule for that and so there is a bit of uncertainty on when it will end exactly and that has some impact on what comes next after that. but again the way to think about is that we have a lot of options and we’ve been pretty successful as you know dropping in this backlog so that it we have the maximum utilization of our people and equipment.

Martin Malloy:	OK and could you talk a little more about the type of fabrication work that you’ll be doing at this facility where you expand your lease.

Randy Harl:
Yes, sure. You know we have pipe fabrication mostly pipe spools that supports our projects both in the upstream and downstream business. Both of those both those businesses have managed to secure lot of backlog. You know in the past we would go out to sub contractors to get that done.

WILLBROS GROUP, INC.
Moderator: Mike Collier
08-07-08/8:00 a.m. CT
Confirmation # 9843760

And this is an example of us increasing our own workforce and capabilities to take advantage of the margins available in that fabrication business. We’re looking at whether some of the downstream activities, whether those be heater services, tank or other things, might also be able to take advantage of these facilities. But mainly today it is pipe spool fabrication.

Martin Malloy:	OK. Thank you very much.

Randy Harl:	You’re welcome.

Operator:	Thank you our next question will come from Graham Mattison with Lazard Capital Markets

Graham Mattison:	Hi, good morning guys.

Male:	Hi Graham, morning, Graham.

Graham Mattison:
Just to expand the questions on the downstream refine margins. I mean I know the you know you had a great quarter in the second quarter but is it fair to say that we could probably see just sort of similar growth in margin and outlook from what we saw in the first quarter. It would be sort of stable as opposed to turning down.

Van Welch:
I think (Graham) if you look at it I mean just to just to point out again that just under 10 percent operating margins from downstream. Remember that includes those intangibles that I talked about; that’s something that’s remarkable in terms of the performance they did do. You can expect I think going forward, if you looked at what we did in Q1 going forward in terms of margins those are going to be more typical of the margins that I think you’re going to see going forward into Q3 and Q4. But again remember we’re getting tagged pretty heavily with those intangibles as well.

WILLBROS GROUP, INC.
Moderator: Mike Collier
08-07-08/8:00 a.m. CT
Confirmation # 9843760

Graham Mattison:
I agree. And then in terms of the potential for expansion up into Canada I know you mentioned that. I just wanted you to give us a little bit more color in terms of some of the opportunities you’re seeing up there for expanding the InServ business.

Randy Harl:
Well, we’re really focused on two of the of the sub units that we have InServ first. And those are the tank and the heater business. And we have the fruit that we’re seeing bear up there is that we are now bidding work. We have some things, some requests for proposals, that we have responded to and while we haven’t booked any work at this point in time, we’re optimistic that we’ll be able to do so in the fairly near future. So our entry point will be those two segments but we also see some opportunities for our turnarounds and field services, two businesses that we can also take into that market place.

Graham Mattison:	So would it be fair to say that if some of these opportunities in Canada start to materialize it could offset any potential weakness in the U.S?

Randy Harl:
Well, I mean, you know, since we’re contractors lots of things can happen. It’s not likely Graham for that to happen just given the timing of winning the contracts and then turning them into revenue and income. But they can certainly help.

Graham Mattison:	All right great. All right I’ll jump back in queue thanks very much.

Randy Harl:	You’re welcome.

Operator:	Thank you. Our next question comes from John Rogers with DA Davidson.

WILLBROS GROUP, INC.
Moderator: Mike Collier
08-07-08/8:00 a.m. CT
Confirmation # 9843760

John Rogers:	Hi good morning.

Male:	Hi John.

John Rogers:
Congratulations as well in the quarter. Could you talk a little bit about your capacity potential or addition on the pipeline business? And Randy mentioned you know, being having, demand two times the capacity by 2010. And I’m curious what your thoughts are in maybe ramping up the capacity or what you are seeing from competitors, potentially ramping capacity to meet that demand. Or do you wait for margins to get even better?

Randy Harl:
Well I think that they are, you know, you always ask good questions, John. You know that’s a complicated question in that you know just ramping capacity is not easy today. You know we have more than full employment in the pipeline construction industry. There’s a lot of training going on. But I think we as well as our competition are pretty much bursting at the seams with work and anybody that has experience working in this industry that wants to work is working today. So the ability to expand is still a function of the things that we talked about before and that is equipment and people.

I think you have probably seen that Caterpillar has announced plans to invest heavily in their production in more construction equipment and that includes the pipe layers that we use in this business. But maybe the bigger issue is the people that it actually takes to operate that equipment, the specialized equipment that’s only used in our industry, that really is the biggest restraint. I would point again to a statement I made in my remarks that we are now rolling into full, a full three spreads of large diameter construction equipment, which will result in increase in capacity for us, it’s fairly significant during 2009 and ‘10. So it’s quite a ramp up.

You know we reached a record level of employment in the pipeline construction business in the U.S. this summer. Peakins at more than 2,500 people working in this business which is 5X of what we had two years ago. So we have had significant expansion. The position we are in today is that the market looks like it’s there John and we are taking a measured approach. Looking at whether we should invest in more equipment. We are certainly training as many people as we can right now. We have the option to add to the construction equipment capacity that we have in the U.S. and in Canada.

WILLBROS GROUP, INC.
Moderator: Mike Collier
08-07-08/8:00 a.m. CT
Confirmation # 9843760

Now, certainly we have the market there, and you know its going to be a question of can we go out there and operate safely, productively and deliver the quality that our customers expect moving forward. And you know that’s something that we will be monitoring for the rest of this year and to the first and second quarter of next year before we take a decision on exactly what we are going to do there. But the good news is we have the market and we have the financial capacity in the business to do what we want to do and what we think is the right thing for our business.

John Rogers:	And the three-four spread that compares with two-and-a half previously?

Randy Harl:	Something. I think that’s a good way to think about it.

John Rogers:	And lastly, in the quarter that just ended what would you say is your utilization rate?

Randy Harl:	Well, you know it’s again a hard question to really pin down. I would say maximum practical utilization 100 percent, John, is somewhere in the 80 to 90 percent range, we’re there.

John Rogers:
Right. OK. So the incremental growth that you are going to see over the next couple of quarters is from that capacity addition not necessarily, I mean that there is not much more utilization you can get out of the existing capacity?

WILLBROS GROUP, INC.
Moderator: Mike Collier
08-07-08/8:00 a.m. CT
Confirmation # 9843760

Randy Harl:
Yes that’s right. I mean we’re pretty much as I said practically sold out. And so it’s a matter of you know, what the weather does and you know other things that would have the impact on the revenue at this point in time.

John Rogers:	Great. Thank you.

Randy Harl:	Welcome.

Operator:	Thank you. Our next question comes from Joe Gibney with Capital One, South Coast.

Joe Gibney:	Morning everybody.

Everyone:	Morning, Joe.

Joe Gibney:
Just, I mean, I want to touch base on the international side you mentioned pursuing selective opportunities with sort of existing client based traditional clients. Is that kind of how you envision moving forward here in the Middle East? I mean, working with existing clients kind of more of the expansionary approach you can maintain contract discipline there, are you getting a lot of enquiries from new clients you simply are not entertaining right now because you would rather focus on existing clients? Just a little bit more color there, I’d appreciate it.

Randy Harl:
OK. You know, we’ve got I think we’ve talked about Oman before. And that you know we have some very good customers there in Oxy and Shell. And you know as we see them expand their businesses into the UAE and into places like North Africa like Libya just makes a lot of sense. Because we have a relationship, we have terms and conditions that we are happy with. It makes sense to work with those guys and they are involved in most of what is going on. And so it’s just a natural follow on, and you know but we are in the mode of now really developing that business outside of Oman.

WILLBROS GROUP, INC.
Moderator: Mike Collier
08-07-08/8:00 a.m. CT
Confirmation # 9843760

Oman continues to have some growth opportunities but you know if we are going to really make a difference we have to go to some of the other countries and win that same kind of business. So, you know from a risk and knowledge of the customer standpoint, it makes sense to go with people that we know and we are in Libya now doing that.

We have an office that is up and running at this point in time. And while we don’t have any contracts yet we are having discussions with our customers, deploying some people there in our engineering business and I suspect that they will work exactly like most of our business. That we will get engineering work first and that will be followed by construction and maintenance type contracts. Maybe even some rig moving that we have demonstrated good capability on in Oman. So we are on the ground, open for business and I think that the timing that I gave you in my remarks is right. It will probably take the rest of this year to get through receiving requests for proposals going through the tendering process, getting some awards and then those working off starting in 2009.

Joe Gibney:
All right. Thank you. And just to touch back on the downstream side, if am looking at the occurrence of business and you mentioned turn around field services side of it have been feeling more of the pressure at least in the near term where you are more cautious perhaps. If am looking just at the percentage of revenues manufacturing tank heater business versus turn around fuel services, how does that break out for InServ?

Randy Harl:
Well, I think that you know that our biggest unit traditionally has been the turn around unit. You know we have seen that to be a little bit smaller this year. Field services has had a better year so far than they had last year. So we’ve seen more growth in that business. I’m not avoiding the question Joe but it is that these things are moving around a lot. And I think I would like to add another piece of color here, that a lot of the work that we have in both those business comes from a frame agreement that we have and while these turnarounds might be moving around, there are other ones that will pop up and it will be able to take advantage of, maybe. And so that really is the uncertainty. You know we have the contracting vehicles, the customers have the need, and a lot of it depends on just what happens in their operation going forward. And that, we just want to make sure that you understand that there is some uncertainty in it but its not all downsize. I mean we could fill this thing in and have the kind of year we thought we are going to have coming into the year. But the fuel services and turnarounds represent 30 to 40 percent of what we usually do.

WILLBROS GROUP, INC.
Moderator: Mike Collier
08-07-08/8:00 a.m. CT
Confirmation # 9843760

Joe Gibney:	OK. That’s helpful. I appreciate it. Good quarter.

Randy Harl:	Thank you.

Operator:	Thank you. Our next question comes from Roger Read with Natexis Bleichroder.

Roger Read:	Good morning, gentlemen.

Everyone:	Morning, Roger.

Roger Read:
Maybe just to follow up on Joe’s last question there on InServ, if I look at backlog for the down stream business. I mean obviously its down a little it but up the beginning of the year, hw does that back log in the down stream break out in terms of is there any you know of the service work is that strictly the heaters et cetera, you know equipment or you know, do you have some visibility on turnarounds or other sorts of upgrades into that back log?

Randy Harl:	Yes. I think you know we have never disclosed it that way, Roger.

Roger Read:	OK.

WILLBROS GROUP, INC.
Moderator: Mike Collier
08-07-08/8:00 a.m. CT
Confirmation # 9843760

Randy Harl:
It’s - you know remember, these back logs that we are carrying in InServ now are a bit unusual. In that we have more visibility into backlogs than we probably had two years. So now we are very happy with the backlog that we have at this point in time. But a lot of the backlog comes up very quickly. In that someone has a problem in the refinery unit or chemical plant. We have a frame agreement in that, in that with that customer and here all of a sudden is a piece of work that we didn’t even identify that we are working on. And so the nature of the business allows us to do things that aren’t in backlog many times that make quite a difference in really how we perform and what the revenue actually turns out to be.

Roger Read:	OK. Well I mean maybe another way to ask a question on the backlog, what is the time frame on the down stream back log? Or the work off of that?

Van Welch:
Yes, we didn’t - again we are not disclosing that but we do - we have disclosed the amount of backlog that we are looking at being worked of between now and the end of the year. If you look at that $1.3 billion worth of back log, I think we’re, we’ve got about 76 per cent of that back log is going to be worked of between now and the end of the year. And down stream would be something that is similar to that.

Roger Read:
OK, that’s helpful. Given the shortage going on to the up stream business, given the shortage of equipment domestically, your desire to expand internationally… I understand you would start with engineering before you went to operating spreads over in say Libya or UAE et cetera, what would be the time frame or is there equipment available internationally that would allow you to either do, say an EPC contract in the near term or run your own spread say in 2010 or beyond? I mean, when will you have to order equipment to be able to do something like that?

Randy Harl:
Well, I mean, I think that you know, buying equipment is certainly one option but right now you know as an example, we have a full spread of equipment in Oman. We have a number of opportunities there to do construction as well as EPC. So we’re pursuing that. When you look at the other things I’ve talked about, either the UAE or Libya. There are a lot of local contractors that are already in place and we’re expecting that our approach will be construction management and that we will probably out source that construction, do the engineering procurement and manage over that those construction contractors.

WILLBROS GROUP, INC.
Moderator: Mike Collier
08-07-08/8:00 a.m. CT
Confirmation # 9843760

So as you get outside the U.S., the construction management model comes more into play even in an EPC. So I think that’s the best way to think about it. I don’t believe, right now we’re not thinking that we’re going to make a big capital investment in equipment for work outside the U.S. except that we’re still considering what to do in Canada.

Roger Read:
OK. That’s helpful. And my final question, getting back to the U.S. on the up stream side, full capacity, business looks like its tight and probably increasingly tighter in the early part of 2010 and a minimum, what are you doing on the pricing side today on the up stream?

Randy Harl:	Well…

Roger Read:	Or what are you seeing in terms of pricing, maybe I should ask?

Randy Harl:
Well, we’re seeing it stay at or above the levels that we saw in the last round of the projects. You know, it’s the way to think about that. I think we’ll see some improvement. However, at this point it’s hard to be very exact about what that might be. Let me say also on the capacity question that many times when we’re having this discussion, we focus on the large diameter pipes. Remember we also have these other business that have equipment to deal with the smaller diameter pipe and that we do have some opportunity to continue to expand that business. And that equipment and some of the people are more available for that kind of work than they are for these larger diameter projects.

Roger Read:	OK. Thank you.

WILLBROS GROUP, INC.
Moderator: Mike Collier
08-07-08/8:00 a.m. CT
Confirmation # 9843760

Randy Harl:	Welcome.

Operator:	Thank you. Our next question comes from Philip Dodge with Stanford Group.

Philip Dodge:
Morning. Thanks. Follow up on U.S. construction capacity, a lot of our competitors are private companies and we don’t get much information from them, can you help us on whether they are expanding to any degree and also whether Price Gregory has changed since it become one company?

Male:
Well, Phil, the truth is they have the same constraints, restraints that we do and what we see from them is they’re buying some equipment just like we have. But the people are the biggest restraint to the growth and I think the whole industry is struggling with that. I don’t believe anybody has seen as much or more growth than we…as I’ve talked about earlier in the call. Going out 5X is pretty good growth and we’re pretty happy with that, but I don’t think anybody else has grown that much.

But going forward, this 25 to 30 spreads is going to change some in the large diameter pipe construction area. But I think people will continue to constraint it. On the Price Gregory side, they have, both of those business have been very good competitors for us in the past and we can continue to see them be a very fierce competitor out there in the future. But yes, I might say that you know Mike Collier just reminded me that they are the subcontractor that we are using on our guardian EPC projects. We know them pretty well.

Philip Dodge:
Yes, I would think so. Let me ask you specifically on the weather issues, can you tell us how much that cost you on the SESH contract and to what degree you’re covered for weather on the MidContinent Express contract.

WILLBROS GROUP, INC.
Moderator: Mike Collier
08-07-08/8:00 a.m. CT
Confirmation # 9843760

Randy Harl:	Well the good thing is it didn’t cost us anything Phil. On the SESH contract, it did drive the margin down a few points. But we recovered all of our costs associated with that.

Philip Dodge:	So that’s arithmetic?

Randy Harl:	Yes it is.

Philip Dodge:	Yes. OK thanks.

Randy Harl:	You’re welcome.

Operator:	Thank you. Our next question comes from Stephen Gengaro with Jefferies.

Stephen Gengaro:	Thanks. Good morning gentlemen

Everyone:	Good morning, Stephen

Stephen Gengaro:	A couple of things just to get a little more detail hopefully. I think going into the second quarter we expected Canada be down about 80 million sequentially in revenue. Is that about right?

Randy Harl:	Well I think it was more like about 70 but that’s about right.

Stephen Gengaro:
OK and then given the capacity additions, can you make a guess on the Upstream side at least what you’re kind of annual revenue potential is? I mean assuming you know, kind of a pretty full effect of utilization.

WILLBROS GROUP, INC.
Moderator: Mike Collier
08-07-08/8:00 a.m. CT
Confirmation # 9843760

Randy Harl:
Well I mean I think Steven you need to think about it in terms of what we did this year and going from two-and-a-half to three spreads and we just can’t be anymore accurate than that. So I mean, I think you can do the math on that. Yet the real issue there is that utilization mark and you know, that has a lot to do with the weather that we run into all during the next year. How the projects fit together and I don’t think, we just can’t give you any guidances that’s any more accurate than that.

Stephen Gengaro:
OK. And then when we look at the backlog and we think about, and obviously the terms your backlog are, obviously improved, is the pricing better in the backlog than what you have executed on this year or is it about the same? So you kind of, if you executed flawlessly, will your margins be better in ‘09 versus ‘08?

Randy Harl:
Well I think that you know, if you think about what we’ve told you about what’s happened to our margins in the Upstream primarily, that’s absolutely true. And you know, we started into the year with margins and backlogs that are quite a bit better than what we actually were able to demonstrate because of the growth in that revenue on the cost reimbursable projects that were very large that we didn’t earn additional fee on. We were protected on the cost side but we didn’t earn additional fee.

What - the way to think about this is that if we had flawless performance, if the weather cooperated with us, then we would generate much better margins in the third and fourth quarter. Primarily in the fourth quarter and in 2009 than what you’ve seen so far. But you know, that usually doesn’t happen and you know, we were expecting some I improvement but certainly not counting on it to be perfect in every way.

Stephen Gengaro:
OK. Now that’s helpful thank you, and then just a final thing and I know you talked about this already as far as the margins on the down stream side and then gives guidance kind of for the second half of the year, should we think about ‘09 in the same way you think you know kind of at the low point of the year-to-date range from a margin perspective?

WILLBROS GROUP, INC.
Moderator: Mike Collier
08-07-08/8:00 a.m. CT
Confirmation # 9843760

Van Welch:	I mean, Stephen, if you go back and look at you know the history that we gave you on InServ during the road show last year?

Stephen Gengaro:	Yes.

Randy Harl:
You know they’ve been pretty consistent over the years in terms of operating income margin. And that had the good years and the bad years in it. And you know even if we see more pressure from the refiners we have a pretty diverse business in InServ and we will go after the opportunities where the margins are best. And I think it’s the great thing about that model is that even in a business where people in general don’t earn the margins that we do in this business or in things that are high value and were able to maintain those margins even when things get a bit tighter but will shift around in terms of where the revenue and income comes from within that entire model.

So you know we do not know enough about 2009 yet to really give you any guidance on what is going to happen. You know I think we have told you about all we can in terms of you reading the paper everyday about the earnings as they come out with these large oil companies and the pressures that they are having in terms of making money with their refinery assets and we just know from history when that happens that flows down the supply chain and that everybody in that chain gets pressure but again we believe we are more protected than most because of the diversity we have in that downstream offering.

Van Welch:	Stephen, just to point out again, a natural increase is going to happen associated with intangible. That’s going to decrease rather dramatically once we get to the third quarter next year.

WILLBROS GROUP, INC.
Moderator: Mike Collier
08-07-08/8:00 a.m. CT
Confirmation # 9843760

Stephen Gengaro:
OK, OK and then just one final - I guess am going to try this one more time but when I look at the back - I guess when I am looking at the back half of this year, is the variation in your guidance range more to do with simply weather issues and kind of disruptions more than there is any kind of market demand and I guess plus sort of the uncertainty on the down streamside is that the effect of the two variables from the top and bottom end of your guidance?

Van Welch:	I might say absolutely.

Stephen Gengaro:	OK, very good. Thank you.

Randy Harl:	The market demand, Stephen, is there. We have projects and in back log and…you know you are right on top of it.

Stephen Gengaro:	OK, thank you.

Operator:	operator instructions: And we will take our question from Mark Brown, with Pritchard Capital Partners.

Mark Brown:
Hi gentlemen, I just wanted to ask about the taxes. You said you gave guidance of about 42 percent. Is there a chance still that that might come down if you become a U.S. based tax, in terms of taxes, a company?

Van Welch:
Certainly Mark, it is a chance we are working on it diligently with our advisors. You know to get it done but unfortunately you know I don’t hold the cards in terms of the timetable of when that is going to happen. I am optimistic, but certainly can’t put a date to you that when it is going to happen.

WILLBROS GROUP, INC.
Moderator: Mike Collier
08-07-08/8:00 a.m. CT
Confirmation # 9843760

Mark Brown:
OK. You talked about small diameter pipeline as an area where labor isn’t quite as tight and I was wondering you mentioned 30 or so large diameter pipe spreads in the industry. Do you have a sense how many total spreads there are in the industry and what your market share will be? And maybe just give a sense of scope of that opportunity?

Randy Harl:
We really haven’t measured that am not sure you could. But many more than 30 and our market share would be pretty small because that is a much bigger business in terms of how many people and pieces of equipment involved in it.

Mark Brown:	OK. Any update on the “manage and maintain” business in terms of what you are doing there?

Randy Harl:
We are continuing to grow our Kansas City office. You know we are now something less than 50 people that are working there. Working in this area, we are finding many opportunities to support our customers. And I would say that we are right on track in terms of growing that business organically by hiring new people to address the business as well as looking at other businesses that we might add to Willbros’ portfolio as we go forward and we see a number of opportunities that could support that strategy and we will be moving in that direction in a timely manner.

Mark Brown:	OK, sounds good. Thank you very much.

Operator:	Thank you. That does conclude today’s question and answer session. At this time, I would turn the conference back over to Mr. Randy Harl for closing remarks.

Randy Harl:
The Willbros culture is characterized by values which translate into high performance organizations and drive superior results. Those core values are safety, honesty and integrity, our people, our customers, superior financial performance, vision and innovation and effective communications invoked through leadership, excellence and accountability, these are the values it takes to be in a position of prominence in our industry.

WILLBROS GROUP, INC.
Moderator: Mike Collier
08-07-08/8:00 a.m. CT
Confirmation # 9843760

I believe our second quarter result demonstrate that Willbros people are made of the right stuff. Our focus on execution coupled with process and procedural improvement we have implemented and are continuing to implement, can produce results which create additional values for our customers, employees and shareholders. This is hard work but we will stay focused and work for continuous improvement. Thank you for joining us today and thank you for your continued support.

Operator:	Thank you; that does conclude the day’s conference. Thank you for your participation and have a great day.

END